As filed with the Securities and Exchange Commission on April 6,
1998
                                   Registration No. 2-40517
                 SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549
                _________________________________
                POST-EFFECTIVE AMENDMENT NO. 1 ON
                             FORM S-3
                                TO
                      REGISTRATION STATEMENT
                           ON FORM S-11
                              UNDER
                    THE SECURITIES ACT OF 1933
                _________________________________

                   INDEPENDENCE HOLDING COMPANY
        (Exact name of registrant as specified in its charter)
        DELAWARE                              58-1407235
(State or other jurisdiction of            (I.R.S. Employer
incorporation or organization)             Identification No.)

                      96 Cummings Point Road
                        Stamford, CT 06902
                          (203) 358-8000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         David T. Kettig
               Vice President - Legal and Secretary
                   Independence Holding Company
                      96 Cummings Point Road
                        Stamford, CT 06902
                          (203) 358-8000

 (Name, address, including zip code, and telephone number,
        including area code, of agent for service)
               __________________________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration
Statement and before July 1, 2001.
                __________________________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement for the same offering.

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /__/

CALCULATION OF REGISTRATION FEE

   TITLE OF
  EACH CLASS                  PROPOSED  PROPOSED
      OF                      MAXIMUM   MAXIMUM
  SECURITIES     AMOUNT       OFFERING  AGGREGATE   AMOUNT OF
    TO BE        TO BE        PRICE PER OFFERING  REGISTRATION
  REGISTERED   REGISTERED     UNIT (1)  PRICE         FEE

Common Stock,   1,965,697(2)  $16.37   $32,178,459     $0(3)
 $1.00 par
 value

(1) Based upon the exercise  price of a  Share  Purchase  Warrant
    ($25 for 1.527 shares of Common Stock).

         (2) Consists of Common Stock issuable upon exercise of all of the Share Purchase Warrants, all of which are being carried forward  from  the Form S-11 Registration Statement  filed  by the  Company's predecessor in interest, USF Investors, on  May
   25,   1971   (Registration  No.  2-40517)  (the  "Registration
   Statement").

(3) A fee of $12,000 was previously paid in connection with the Registration Statement.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                      SUBJECT TO COMPLETION,
                       DATED APRIL 6, 1998

PROSPECTUS

                   Independence Holding Company
                 1,965,697 Shares of Common Stock
                         ($1.00 par value)


      This Prospectus covers the sale from time to time of up to 1,965,697 shares (the "Shares") of Common Stock, par value $1.00 per share ("Common Stock"), of Independence Holding Company, a Delaware corporation (the "Company"), issuable upon exercise of the Company's share purchase warrants (the "Warrants"). The Warrants are exercisable through June 30, 2001 at $25.00 for
1.527 shares of Common Stock, which equates to an exercise price of $16.37 per share.

The Shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended. The Common Stock is listed on the Nasdaq National Market tier of the Nasdaq Stock Market ("NASDAQ") under the symbol INHO. On April __, 1998, the last reported sales price of the Common Stock on the NASDAQ was $_____ per share.

      The Warrants were issued by the Company's predecessor in interest, USF Investors, on May 25, 1971 (Registration No. 2-40517), and were initially exercisable at $25.00 for one share of Common Stock. Pursuant to the terms of the Warrant Agreement, the number of shares of Common Stock receivable upon exercise of a Warrant was adjusted as a result of: (i) the declaration of a stock dividend of 1.822 shares of Common Stock in October 1987;
(ii) the one-for-two reverse split of the Common Stock on June 30, 1996; and (iii) the distribution of the common stock of the Company's majority-owned subsidiary, Zimmerman Sign Company, on a pro rata basis to holders of record of the Common Stock as of December 20, 1996. The expiration date of the Warrants was extended from June 30, 1975 to June 30, 2001 by the Supplemental Warrant Agreement dated May 1, 1975.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
   OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                        CRIMINAL OFFENSE.

      This Prospectus is to be used solely in connection with sales of the Shares from time to time upon exercise of the Warrants.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

          The date of this Prospectus is April __, 1998.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                      AVAILABLE INFORMATION

      Independence Holding Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, the registration statement related to this offering and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street N.W., Washington D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or accessed electronically on the Commission's home page on the World Wide Web at http://www.sec.gov.

      The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the sale of the Shares from time to time upon exercise of the Warrants. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements made in the Prospectus as to the contents of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description. Each such statement is qualified in its entirety by such reference.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission (File No. 0-10306) pursuant to the Exchange Act are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 ("Form 10-K") filed with the Commission on March 26, 1998.

      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date such documents were filed. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to David
T. Kettig, Vice President - Legal and Secretary, 96 Cummings Point Road, Stamford, CT 06902; telephone (203) 358-8000.

                           THE COMPANY

      Independence Holding Company is a holding company engaged principally in the life and health insurance business through its wholly-owned subsidiaries, Standard Security Life Insurance Company of New York ("Standard Life"), Madison National Life Insurance Company, Inc. ("Madison Life") and First Standard Security Insurance Company ("First Standard").

      Standard Life, which has an A (Excellent) rating from A.M. Best & Company, Inc. ("Best"), is domiciled in New York and licensed as an insurance company in all 50 states, the District of Columbia, the Virgin Islands and Puerto Rico. Madison Life, which is domiciled in Wisconsin and licensed to sell insurance products in 45 states, the District of Columbia and the Virgin Islands, has a B++ (Very Good) rating from Best. First Standard is domiciled in Delaware and licensed to write and reinsure property and casualty insurance in Delaware and New York.

                         USE OF PROCEEDS

      The proceeds from exercise of the Warrants shall be used by the Company for general corporate purposes.

                   DESCRIPTION OF COMMON STOCK

      Holders of the Common Stock are entitled to one vote for each share held of record on matters submitted to a vote of stockholders. Holders of the Common Stock do not have cumulative voting rights. Except as otherwise provided by law, action can be taken by a majority of shares entitled to vote at a meeting.

      Subject to preferences which may be granted to holders of any preferred stock then outstanding, the holders of the Common Stock are entitled to receive dividends when and as may be declared by the Board of Directors out of funds legally available therefor. In the event of liquidation or dissolution of the Company after payment of liabilities and any amounts which may be due to any preferred stockholders, holders of the Common Stock are entitled to share ratably in the remaining assets of the
Company, subject to any participating or similar rights of any preferred stock then outstanding. Holders of the Common Stock have no conversion, preemptive, exchange, preference, or redemption rights.

                             EXPERTS

      The consolidated financial statements and schedules of the Company as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The  following  table  sets  forth  various  expenses   in
connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

     Securities and Exchange Commission Registration Fee $12,000*
     NASDAQ Listing Fee                                  $17,500
     Accounting Fees                                     $ 5,000
     Legal Fees and Disbursements                        $ 2,500
     Miscellaneous                                       $ 5,000
                    TOTAL:                               $42,000

*This fee was previously paid in connection with the Registration
 Statement.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

      The Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent permitted by the Delaware Law. The Delaware Law does not permit liability to be eliminated (i) for any breach of a director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware Law or
(iv) for any transaction from which the director derived an improper personal benefit. In addition, the Bylaws of the Registrant provide that the Registrant shall indemnify its directors and executive officers to the fullest extent permitted by the Delaware Law, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions.

      The indemnification provisions in the Registrant's Bylaws may permit indemnification for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


ITEM 16. EXHIBITS.

EXHIBIT                               DESCRIPTION
-------                               -----------
 3(i)              Restated   Certificate   of  Incorporation  of
                   Independence Holding Company*

23.1               Consent of  KPMG Peat Marwick LLP  Independent
                   Certified Public Accountants

  24 Power of Attorney (included on signature page of the Registration Statement)

ITEM 17. UNDERTAKINGS.

     A.   The undersigned Company hereby undertakes:

           (1)   To  file, during any period in which  offers  or
sales  are  being  made,  a  post-effective  amendment  to   this
registration statement;

               (i)  To include any prospectus required by section
                    10(a)(3) of the Securities Act of 1933;

               (ii) To  reflect in the prospectus any  facts   or
                    events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

*Such exhibit is incorporated by reference to the Report on  Form
10-Q  for the quarter ended June 30, 1996 of Independence Holding
Company.

       (iii) To include    any    material    information    with
                    respect  to  the  plan  of  distribution  not
                    previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Stamford, State of Connecticut, on the 6th of April, 1998.

                                  INDEPENDENCE HOLDING COMPANY



                                  By:/s/ Steven B. Lapin
                                     -------------------
                                     Steven B. Lapin
                                     President and
                                     Chief Operating Officer

                        POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven B. Lapin or David T. Kettig, or either of them, with the power of substitution, her or his attorney in fact, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933,
this  Registration  Statement  has  been  signed  below  by   the
following persons in the capacities and on the dates indicated.



/s/ Harold E. Johnson    Director                   April 6, 1998
---------------------
Harold E. Johnson



/s/ Allan C. Kirkman     Director                   April 6, 1998
---------------------
Allan C. Kirkman



/s/ Steven B. Lapin      President, Chief           April 6, 1998
---------------------    Operating Officer
Steven B. Lapin          and Director



/s/ Donald T. Netter     Director                   April 6, 1998
---------------------
Donald T. Netter



/s/ Edward Netter        Chairman, Chief            April 6, 1998
---------------------    Executive Officer,
Edward Netter            (Principal Executive
                         Officer) and Director



/s/ Edward J. Scheider   Director                   April 6, 1998
----------------------
Edward J. Scheider

/s/ F. Peter Zoch, III   Director                   April 6, 1998
----------------------
F. Peter Zoch, III





/s/ Roy T.K. Thung       Executive Vice             April 6, 1998
----------------------   President, Chief
Roy T.K. Thung           Financial Officer,
                         Treasurer,
                         (Principal Financial
                         Officer) and Director



/s/Teresa A. Herbert     Vice President             April 6, 1998
----------------------   and Controller
Teresa A. Herbert        (Principal
                         Accounting Officer)

                          EXHIBIT INDEX



EXHIBIT                    DESCRIPTION
-------                    -----------

 3(i)               Restated Certificate of Incorporation of
                    Independence Holding Company*

23.1                Consent of KPMG Peat Marwick LLP
                    Independent Certified Public Accountants

  24 Power of Attorney (included on signature page of the Registration Statement)






*Such exhibit is incorporated by reference to the Report on  Form
10-Q  for the quarter ended June 30, 1996 of Independence Holding
Company.

                           Exhibit 23.1

                 CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Independence Holding Company:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading
"Experts" in the prospectus.


                                        /s/ KPMG Peat Marwick LLP



New York, New York
April 6, 1998